Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ventyx Biosciences, Inc. for the registration of 11,174,000 shares of common stock and to the incorporation by reference therein of our reports dated February 27, 2024, with respect to the consolidated financial statements of Ventyx Biosciences, Inc., and the effectiveness of internal control over financial reporting of Ventyx Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, California

April 9, 2024